EXHIBIT 3.1

ARTICLES OF AMENDMENT

TO THE
ARTICLES OF INCORPORATION
OF
NSB HOLDINGS, INC.

1.

The name of the Corporation is “NSB Holdings, Inc.”

2.

The Corporation hereby amends Article I of its Articles of Incorporation by deleting Article 1 in its entirety and inserting in lieu thereof a new Article 1 as follows:

Article 1.  Name.  The name of the Company is “Atlantic Southern Financial Group, Inc.”

3.

These Articles of Amendment were approved by the Board of Directors by unanimous consent dated November 5, 2005, in accordance with the provisions of Section 14-2-1002 of the Georgia Business Corporation Code.  Pursuant to Section 14-2-1002(8) of the Georgia Business Corporation Code, shareholder action is not required to amend the Articles of Incorporation so as to change the corporate name.

NSB HOLDINGS, INC.

By:
Mark A. Stevens
President and Chief Executive Officer

Effective Date: December 1, 2005

ARTICLES OF INCORPORATION

OF

NSB HOLDINGS, INC.

1.             Name.  The name of the Corporation is:

NSB HOLDINGS, INC.

2.             Authorized Capital.

(a)           The total number of shares of capital stock which the Corporation is authorized to issue is twelve million (12,000,000) shares, divided into ten million (10,000,000) shares of common stock, $5.00 par value, and two million (2,000,000) shares of preferred stock, no par value (the “Preferred Stock”).

(b)           The board of directors of the Corporation is authorized, subject to limitations prescribed by law and the provisions of this Article, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Georgia to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences, and relative rights of the shares of each series and the qualifications or restrictions of each series.  The authority of the board of directors with respect to each series shall include, but not be limited to, determining the following:

(i)            The number of shares constituting that series and the distinctive designation of that series;

(ii)           The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payments of dividends on shares of that series;

(iii)          Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(iv)          Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the board of directors shall determine;

(v)           Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rates;

(vi)          Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(vii)         The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(viii)        Any other relative rights, preferences and limitations of that series.

3.             Registered Agent and Registered Office.  The name and address of the initial Registered Agent and the Registered Office of the Corporation are as follows:

Name	Address (including county)

Mark A. Stevens	4077 Forsyth Road Macon, Georgia 31210 Bibb County

4.             Incorporator.  The name and address of the incorporator are as follows:

Name	Address

Beth Lanier	191 Peachtree Street 16th Floor Atlanta, Georgia 30303 Fulton County

5.             Principal Office.  The mailing address of the initial principal office of the Corporation is as follows:

New Southern Bank
4077 Forsyth Road
Macon, Georgia  31210

6.             Initial Board of Directors.

(a)           The initial board of directors shall consist of 13 members who shall be and whose addresses are as follows:

Name	Address

Raymond Odell Ballard, Jr.	7959 Whittle Road Macon, Georgia 31220

Peter R. Cates	5070 Wellington Drive Macon, Georgia 31210

Carolyn Crayton	4865 Guerry Drive Macon, Georgia 31210

James Douglas Dunwody	102 Loraine Woods Court Macon, Georgia 31210

William A. Fickling, III	2929 Ingleside Avenue Macon, Georgia 31204

Carl E. Hofstadter	443 S. Old Club Road Macon, Georgia 31210

Dr. Laudis H. Lanford	133 Amethyst Road Juliette, Georgia 31046

J. Russell Lipford, Jr.	3212 Avant Place Macon, Georgia 31216

Tyler Rauls, Jr.	158 Weatherby Drive Macon, Georgia 31210

Dr. Hugh F. Smisson, III	4792 Brae Burn Lane Macon, Georgia 31210

George Waters, Jr.	1400 Gray Highway Apartment 307 Macon, Georgia 31211

Mark A. Stevens	4077 Forsyth Road Macon, Georgia 31210

Thomas J. McMichael	105 South Oaks Lane Warren Robins, Georgia 31088

(b)           The board of directors shall be divided into three (3) classes, Class I, Class II and Class III, which shall be as nearly equal in number as possible.  Each director in Class I shall be elected to an initial term of one (1) year, each director in Class II shall be elected to an initial term of two (2) years, each director in Class III shall be elected to an initial term of three (3) years, and each director shall serve until the election and qualification of his or her successor or until his or her earlier resignation, death or removal from office.  Upon the expiration of the initial terms of office for each class of directors, the directors of each class shall be elected for terms of three (3) years, to serve until the election and qualification of their successors or until their earlier resignation, death or removal from office.

(c)           Unless two-thirds (2/3) of the directors then in office shall approve the proposed change, this Article 6 may be amended or rescinded only by the affirmative vote of the holders of at least two-thirds (2/3) of the issued and outstanding shares of the Corporation entitled to vote in an election of directors, at any regular or special meeting of the shareholders, and notice of the proposed change must be contained in the notice of the meeting.

7.             Bylaws, Number of Directors.

(a)   Except as provided in paragraph (b) of this Article 7, the board of directors shall have the right to adopt, amend or repeal the bylaws of the Corporation by the affirmative vote of a majority of all directors then in office, and the shareholders shall also have such right by the affirmative vote of a majority of the issued and outstanding shares of the Corporation entitled to vote in an election of directors.

(b)   Notwithstanding paragraph (a) of this Article 7, any amendment of the bylaws of the Corporation establishing or changing the number of directors shall require the affirmative vote of two-thirds (2/3) of all directors then in office or the affirmative vote of the holders of two-thirds (2/3) of the issued and outstanding shares of the Corporation entitled to vote in an election of directors, at any regular or special meeting of the shareholders, and notice of the proposed change must be contained in the notice of the meeting.

8.             Removal of Directors.

(a)   At any shareholders’ meeting with respect to which notice of such purpose has been given, the entire board of directors or any individual director may be removed without cause only by the affirmative vote of the holders of at least two-thirds (2/3) of the issued and outstanding shares of the Corporation entitled to vote in an election of directors.

(b)   At any shareholders’ meeting with respect to which notice of such purpose has been given, the entire board of directors or any individual director may be removed with cause by the affirmative vote of the holders of at least a majority of the issued and outstanding shares of the Corporation entitled to vote in an election of directors.

(c)   For purposes of this Article 8, a director of the Corporation may be removed for cause if (i) the director has been convicted of a felony; (ii) any bank regulatory authority having jurisdiction over the Corporation requests or demands the removal; or (iii) at least two-thirds (2/3) of the directors of the Corporation then in office, excluding the director to be removed, determine that the director’s conduct has been inimical to the best interests of the Corporation.

(d)   Unless two-thirds (2/3) of the directors then in office shall approve the proposed change, this Article 8 may be amended or rescinded only by the affirmative vote of the holders of at least two-thirds (2/3) of the issued and outstanding shares of the Corporation entitled to vote in an election of directors, at any regular or special meeting of the shareholders, and notice of the proposed change must be contained in the notice of the meeting.

9.             Personal Liability of Directors.

(a)           A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages, for breach of any duty as a director, except for liability for:

(i)            any appropriation, in violation of his or her duties, of any business opportunity of the Corporation;

(ii)           acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(iii)          the types of liability set forth in Section 14-2-832 of the Georgia Business Corporation Code dealing with unlawful distributions of corporate assets to shareholders; or

(iv)          any transaction from which the director derived an improper material tangible personal benefit.

(b)           Any repeal or modification of this Article 9 by the shareholders of the Corporation shall be prospective only and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

(c)           Unless two-thirds (2/3) of the directors then in office shall approve the proposed change, this Article 9 may be amended or rescinded only by the affirmative vote of the holders of at least two-thirds (2/3) of the issued and outstanding shares of the Corporation entitled to vote thereon, at any regular or special meeting of the shareholders, and notice of the proposed change must be contained in the notice of the meeting.

10.          Indemnification of Officers and Directors.  The Corporation shall, to the fullest extent permitted by the provisions of the Georgia Business Corporation Code, indemnify each director and officer of the Corporation from and against any and all of the expenses, liabilities, or other matters referred to in or covered by the Georgia Business Corporation Code.  Any indemnification effected under this provision shall not be deemed exclusive of rights to which those indemnified may be entitled under any bylaw, vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors, and administrators of such a person.

11.          Constituencies.

(a)           The board of directors, when evaluating any offer of another party (i) to make a tender offer or exchange offer for any equity security of the Corporation, (ii) to merge or effect a share exchange or similar transaction with the Corporation, or (iii) to purchase or otherwise acquire all or substantially all of the assets of the Corporation, shall, in determining what is in the best interests of the Corporation and its shareholders, give due consideration to all relevant factors, including without limitation:  (A) the short-term and long-term social and economic effects on the employees, customers, shareholders and other constituents of the Corporation and its subsidiaries, and on the communities within which the Corporation and its subsidiaries operate (it being understood that any subsidiary bank of the Corporation is charged with providing support to and being involved in the communities it serves); and (B) the consideration being offered by the other party in relation to the then-current value of the Corporation in a freely negotiated transaction and in relation to the board of directors’ then-estimate of the future value of the Corporation as an independent entity.

(b)           Unless two-thirds (2/3) of the directors then in office shall approve the proposed change, this Article 11 may be amended or rescinded only by the affirmative vote of the holders of at least two-thirds (2/3) of the issued and outstanding shares of the Corporation entitled to vote thereon, at any regular or special meeting of the shareholders, and notice of the proposed change must be contained in the notice of the meeting.

12.          Consideration of Certain Business Transactions.

(a)           In any case in which the Georgia Business Corporation Code or other applicable law requires shareholder approval of any merger or share exchange of the Corporation with or into any other corporation, or any sale, lease, exchange or other disposition of all or substantially all of the assets of the Corporation to any other corporation, person or other entity, approval of such actions shall require either:

(i)            the affirmative vote of two-thirds (2/3) of the directors of the Corporation then in office and the affirmative vote of a majority of the issued and outstanding shares of the Corporation entitled to vote; or

(ii)           the affirmative vote of a majority of the directors of the Corporation then in office and the affirmative vote of the holders of at least two-thirds (2/3) of the issued and outstanding shares of the Corporation entitled to vote.

(b)           The board of directors shall have the power to determine for the purposes of this Article 12, on the basis of information known to the Corporation, whether any sale, lease or exchange or other disposition of part of the assets of the Corporation involves substantially all of the assets of the Corporation.

(c)           Unless two-thirds (2/3) of the directors then in office shall approve the proposed change, this Article 12 may be amended or rescinded only by the affirmative vote of the holders of at least two-thirds (2/3) of the issued and outstanding shares of the Corporation entitled to vote thereon, at any regular or special meeting of the shareholders, and notice of the proposed change must be contained in the notice of the meeting.

14.          Severability.  Should any provision of these Articles of Incorporation, or any clause hereof, be held to be invalid, illegal or unenforceable, in whole or in part, the remaining provisions and clauses of these Articles of Incorporation shall remain valid and fully enforceable.

[SIGNATURE ON NEXT PAGE]

IN WITNESS WHEREOF, the undersigned has executed these articles of incorporation, this         day of                , 2004.

Beth Lanier
191 Peachtree Street
16th Floor
Atlanta, Georgia 30303